This Prospectus is filed pursuant to Rule 424(b)(3) and
                                 relates to Registration Statement No. 333-45663
================================================================================


                                   PROSPECTUS

                       COMPUTER OUTSOURCING SERVICES, INC.

              612,740 Shares Common Stock, par value $.01 per share

     This prospectus constitutes a prospectus of Computer Outsourcing Services, Inc., a New York corporation (the "Company"), with respect to the registration for resale under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 612,740 shares of the Common Stock, par value $.01 per share of the Company (the "Common Stock"), consisting in part of shares to be issued by the Company upon the exercise of warrants by certain of the selling shareholders described herein.

     The shares of Common Stock of the Company offered hereby (the "Shares") may be sold from time to time by the holders thereof (the "Selling Shareholders") in brokers' transactions at prices prevailing at the time of sale or as otherwise described in "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares. Expenses of the registration of the Shares, including legal and accounting fees of the Company, will be paid by the Company. The Selling Shareholders may pay usual and customary brokers' commissions.

     This Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow future sales by the Selling Shareholders without restriction. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the Shares. A Selling Shareholder may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with sales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

     The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which such transactions occur, or the existence of an exemption from registration.

     The Common Stock of the Company, including the Shares, is listed on the NASDAQ National Market (the "NASDAQ"). The last reported sale price on the NASDAQ on January 29, 1998, was $8.00 per share.

                            _________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is February 12, 1998

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission ( the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Office of the
Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Company files its reports, proxy statements and other information with the Commission electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information on issuers that file electronically with the Commission. The address of such Web site is "http://www.sec.gov". The Company's Common Stock is listed on the NASDAQ. Reports and other information concerning the Company can be inspected and copied at the NASDAQ office at 1735 K Street N.W., Washington D.C. 20008.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Commission pursuant to the 1934 Act, are hereby incorporated by reference:

     1. The Company's Annual Report on Form 10-KSB for the fiscal year ended October 31, 1997; and

     2. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A of the Company, dated November 19, 1992, filed pursuant to Section 12 of the 1934 Act (Commission File No. 0-20824).

     Each document filed  subsequent to the date of this Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-KSB shall not be incorporated by reference in this Prospectus or be a part from and after the filing of such Annual Report on Form 10-KSB.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company has filed with the Commission a Registration Statement (together with any amendments thereto, the "Registration Statement") under the 1933 Act, with respect to the shares of Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such references.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document referred to above which has been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Secretary, Computer Outsourcing Services, Inc., 360 West 31st Street, New York, New York 10001, (212) 564-3730.



                                   THE COMPANY

     Computer Outsourcing Services, Inc. (the "Company") provides information technology solutions which include comprehensive information processing services to many industries, including publishing, transportation, financial services and apparel throughout the United States. The Company has grown through a number of strategically located information processing companies.

     The Company's services, known as outsourcing, provide all or a portion of a client's data processing functions. These services consist of managing all of a client's data processing requirements, including on-line order entry, order processing, inventory, accounts receivable, accounts payable, sales history and analysis and general ledger. Clients' computer systems can be linked by leased data circuits to the Company's main frame computer center, from which the Company's support staff can provide service on an on-line, real-time basis.

     On December 19, 1997, the Company consummated the sale of all of the outstanding capital stock of Daton Pay USA, Inc., Pay USA of New Jersey, Inc., NEDS, Inc. and Key-ACA, Inc., all wholly-owned subsidiaries of the Company comprising its payroll processing division, to Zurich Payroll Operations Limited for a purchase price of $14,400,000. The Company plans to use the proceeds from the sale to expand its information processing services business and to repay outstanding debt.

     The Company's principal executive office is at 360 West 31st Street, New York, New York 10001; and its telephone number is (212) 564-3730.


                              SELLING SHAREHOLDERS

     The following table lists the Selling Shareholders, the number of shares of Common Stock of the Company beneficially owned by such Selling Shareholders as of the date of this Prospectus, the number of shares to be offered by such Selling Shareholders and the number of outstanding shares to be owned by such Selling Shareholders after the sale.

                    Shares          Shares        Shares to be
    Selling          Owned           to be        Owned After
  Shareholder      Prior to     Offered Hereby    Offering (1)
                   Offering

Whitehall           33,275        33,275 (2)           0
Financial
Group, Inc.

Corporate            1,500         1,500 (2)           0
Securities
Group, Inc.

James D. Gerson     49,000        19,000 (2)         30,000
(3)

Allen Sacharow      10,000         10,000(2)           0

Rodd Macklin         3,000         3,000 (2)           0

George               2,500         2,500(2)            0
McGoldrick

Michael Stango       2,225         2,225 (2)           0

J.W. Charles        18,500        18,500 (2)           0
Securities,
Inc.

Steven C.            6,000         6,000 (2)           0
Jacobs

Coletta Dorado       3,000         3,000 (2)           0

Vincent Chiera       1,000         1,000 (2)           0

J.W. Charles        75,240        75,240 (2)           0
Financial
Services, Inc.

Anton and Detta   308,864(5)        248,864          60,000
Donde Trust (4)

Eugene B.           22,649          22,649             0
Monosson

Eugene B.            5,967           5,967             0
Monosson IRA

Earle G.            14,497          14,497             0
Phillips, Jr.

Earle G.             7,708           7,708             0
Philipps, Jr.
IRA

Charles J. Wolf     18,431          18,431             0
II

Robert J. Keyes     14,781          14,781             0

Mary Ann Dalton     25,579          25,579             0

Charles J. Wolf      4,024           4,024             0
II, IRA

Vincent Mongno      75,000        75,000 (2)           0
_______________
(1) Assumes the sale of all of the Shares covered by this Prospectus.
(2) Represents shares issued or to be issued by the Company upon exercise of warrants.
(3)  Mr. Gerson is a director of the Company.
(4) Anton P. Donde is the trustee of the Anton and Detta Donde Trust. Mr. Donde is a director of the Company and served as President of the Pay USA Division of the Company from 1994 until December 19, 1997. After completion of the offering, Mr. Donde will beneficially own 1.5% of the outstanding shares of Common Stock of the Company at January 16, 1997.
(5) Includes 60,000 shares of Common Stock of the Company beneficially owned by Anton Donde.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended October 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                  LEGAL MATTERS

     The legality of the Shares has been passed upon for the Company by Robinson & Cole LLP, Stamford, Connecticut, counsel for the Company.


                              PLAN OF DISTRIBUTION

     The Shares to be offered pursuant to this Prospectus are, and in the case of Shares to be issued by the Company upon exercise of warrants will be, fully paid and nonassessable and will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any of the proceeds from these sales.

     The Selling Shareholders may offer and sell the Shares from time to time in transactions at market prices prevailing at the time of sale, at negotiated prices or otherwise. Sales may be made to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of Shares for whom such broker-dealers may act as agents and/or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     If required, this Prospectus will be supplemented to set forth a particular offering of Shares to be made, the number of Shares so offered for the Selling Shareholder's account and, if an offering is to be made by or through underwriters or dealers, the names of the underwriters or dealers and the principal terms of the arrangements between the underwriters or dealers and the Selling Shareholders.

     The Selling Shareholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the 1933 Act.


                                 INDEMNIFICATION

     The Company's Restated Certificate of Incorporation provides that the Company's directors have the authority to provide in the Company's By-laws for the indemnification of directors and officers to the fullest extent permitted by law, including, without limitation to a greater extent than provided in Sections 721 through 726 of the New York Business Corporation Law, as the same may be amended and supplemented, or any successor provisions thereto.

     The Company's By-laws provide that: The Company shall indemnify any present or former officer or director of the Company or the personal representatives thereof, made or threatened to be made a party in any civil or criminal action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of the Company, or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at the request of the Company, against judgments, fines (including excise tax assessed on such a person in connection with service to an employee benefit plan), amounts paid in settlement and reasonable expenses, including without limitation, court costs, attorneys' fees and disbursements and those of accountants and other experts and consultants incurred as a result of such action or proceeding or any appeal therein, all of which expenses as incurred shall be advanced by the Company pending the final disposition of such action or proceeding. Such required indemnification shall be subject only to the exception that no indemnification may be made to or on behalf of any director or officer in the event and to the extent that a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled (provided, that indemnification shall be made upon any successful appeal of any such adverse judgment or final adjudication). For purposes of indemnification, the Company shall be deemed to have requested such present or former officer or director to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan. The foregoing right of indemnification shall not be deemed exclusive of any and other rights to which any such person, his testator or interstate, may be entitled apart from this provision.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.


                                TABLE OF CONTENTS

                                                                  Page

          Available Information                                      2
          Incorporation of Certain Documents by Reference            2
          The Company                                                3
          Selling Shareholders                                       3
          Experts                                                    4
          Legal Matters                                              5
          Plan of Distribution                                       5
          Indemnification                                            5